EXHIBIT 11.

STATEMENT CONCERNING COMPUTATION OF EARNINGS PER SHARE
QUESTAR CORPORATION
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                                                Year Ended December 31,
                                                   1997        1996        1995
                                           (In Thousands, Except Per Share
                                                  Amounts)
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Net Income Information
            Net income                             $104,795     $98,145     $83,786
            Preferred stock dividends                  (192)       (391)       (483)

            Income available for common stock      $104,603     $97,754     $83,303


Calculation of average shares outstanding
            Shares used for basic earnings per       41,083      40,828      40,552
            share.
            Additional shares assuming
            exercise of dilutive stock options --
            based on treasury stock method using
            average market price.                       251         208         135

            Shares used for diluted earnings
              per share                              41,334      41,036      40,687


Basic Earnings Per Common Share                       $2.55       $2.39       $2.05

Diluted Earnings Per Common Share                     $2.53       $2.38       $2.05


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